Exhibit 34.1

GRANT THORNTON LLP 1201 Walnut Street Suite 2200 Kansas City, MO 64106 D +1 816 412 2400 F +1 816 412 2404

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management

Bridgecrest Acceptance Corporation

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria (“Management’s Report”), that Bridgecrest Acceptance Corporation (the “Company” or “Bridgecrest”), complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the Bridgecrest Lending Auto Securitization Trust Receivables Platform (the “Platform”) as of and for the year ended December 31, 2025, excluding 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iv), 1122(4)(ix-xiii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the asset-backed transactions and securities for which Bridgecrest acted as servicer as defined by management in Appendix B of Management’s Report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

As described in Management’s Report, the Company engaged various vendors to perform servicing activities with respect to criteria 1122(d)(2)(i-ii), 1122(d)(2)(iv), 1122(d)(3)(ii), 1122(d)(4)(i-ii), 1122(d)(4)(iv), and 1122(d)(4)(viii). The Company determined that each vendor is not considered a “servicer,” as that term is defined in Item 1101(j) of Regulation AB, and therefore, the Company is assuming responsibility for compliance with such servicing criteria applicable to each vendor’s servicing activities. In accordance with Regulation AB and its related interpretations, the requirement for management to assess compliance with the servicing criteria applicable to a vendor’s activities is satisfied if the Company has instituted policies and procedures to monitor whether such vendor’s activities comply in all material respects with such criteria. Compliance with the applicable servicing criteria is achieved if those policies and procedures are designed to provide reasonable assurance that such vendor’s activities comply with such criteria and those policies and procedures are operating effectively for the period covered by Management’s Report. Our examination does not provide a legal determination of whether a vendor is or is not considered a servicer, and therefore, on whether the Company, in its Management Report, is eligible to elect to take responsibility for assessing compliance with the servicing criteria applicable to each vendor’s servicing activities.

In our opinion, management’s assertion that Bridgecrest complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2025, for the Bridgecrest Lending Auto Securitization Trust Receivables Platform, is fairly stated, in all material respects.

/s/ Grant Thornton LLP GRANT THORNTON LLP Kansas City, Missouri March 12, 2026